NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS THIRD QUARTER FISCAL 2014 RESULTS

MARYVILLE, TN – April 9, 2014 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal third quarter ended March 4, 2014.

Results for the third quarter include:

•
Total revenue from continuing operations of $295.6 million compared to $307.4 million in the same quarter of the prior year, a decrease of $11.8 million due to a net reduction of 30 Company-owned restaurants since the third quarter of the prior year and a decrease in same-restaurant sales at Company-owned Ruby Tuesday restaurants.

•
Same-restaurant sales decreased 1.9% at Company-owned Ruby Tuesday restaurants and decreased 2.2% at domestic Ruby Tuesday franchise restaurants compared to the same quarter of the prior year.  Same-restaurant guest counts were down 1.7% for the quarter, reflecting an improvement over the second quarter decline of 6.3%.

•
Net loss from continuing operations of $7.4 million compared to net income of $4.7 million from continuing operations for the same quarter in the prior year.   Excluding special items, net loss from continuing operations was $4.5 million compared to net income from continuing operations of $6.3 million in the same quarter of the prior year. (See non-GAAP reconciliation table below)

•
Diluted loss per share from continuing operations of $0.12 compared to diluted earnings per share from continuing operations of $0.08 in the same quarter of the prior year. Excluding special items, diluted loss per share from continuing operations was $0.07 compared to diluted earnings per share from continuing operations of $0.10 in the same quarter of the prior year. (See non-GAAP reconciliation table below)

•
Increased our income tax valuation allowance by $5.6 million, primarily related to current and prior year federal tax credits and state net operating loss carryforwards.  Due to losses in recent years, we recorded a valuation allowance for substantially all net deferred tax assets in the prior year and increased the valuation allowance in the current period for increases in deferred tax assets arising from our tax credit and state net

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April 9, 2014
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operating loss carryforwards. Our valuation allowance for deferred tax assets will not be reversed until we have sufficient taxable income.
•
Total book debt of $267 million at the end of the third quarter compared to $306 million for the prior-year quarter, a decrease of $39 million.  Additionally, we had $44.5 million of cash at quarter end compared to $31.8 million a year ago.

•
During the quarter, 24 Company-owned Ruby Tuesday restaurants were closed.   Domestic and international franchisees opened two and closed two Ruby Tuesday restaurants.  One Company-owned Lime Fresh restaurant was closed during the quarter.  Franchisees did not open or close any Lime Fresh restaurants.

CEO Comment

JJ Buettgen, Chairman, President and CEO, commented, "We have made solid progress over the past eight months on our brand transformation strategy.  The execution of this strategy resulted in sequential quarterly improvement in our same-restaurant sales and guest counts, both of which also reflected sequential improvement by month during the third quarter.  We continue to make progress on the four primary touch points of our strategy: menu, service, atmosphere, and communication, and we have made advances on key initiatives as we work to reposition the brand as more energetic, affordable, and broadly-appealing.

We believe there is great opportunity as we execute on our brand transformation strategy and continue to build on this early momentum.  We still have work to do, but we are pleased with our progress over the last two quarters.  We are confident in our brand transformation strategy and believe we have the right teams in place to support our goal of increasing guest counts, growing same-restaurant sales, and increasing shareholder value.”

Update on Cost Structure Initiatives

As announced earlier in the year, the Company has undertaken a comprehensive review of its cost structure. In our second quarter earnings release we announced that we had identified initiatives that will reduce cost of goods sold by $6.0 million annually and SG&A expense by $7.0 million annually.  All initiatives have been implemented and are starting to deliver their projected savings.  These initiatives are expected to save $3.0 million in the fourth quarter of fiscal 2014 and deliver their targeted annual savings in fiscal year 2015.

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April 9, 2014
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We continue to review all aspects of our business to ensure that we are operating efficiently and cost effectively.  Key areas that we are focusing on include supply chain, restaurant operations, and marketing.

Fourth Quarter Outlook

As we discussed on our fourth quarter fiscal 2013 earnings call, as a result of a number of strategic initiatives we are implementing to reposition our brand, combined with the challenging casual dining environment, we are not providing earnings guidance.  There are, however, certain items we would like to highlight, including the following:

•	Same-Restaurant Sales – We anticipate same-restaurant sales for the fourth quarter to be down 1.0% to up 1.0%.
•
Restaurant Closings – We plan to close approximately six to nine additional Ruby Tuesday restaurants during the fourth quarter, for a total of 30 to 33 closures in the second half of this year, in connection with the previously announced plan.  In conjunction with the closing of these restaurants, we expect to incur a charge in the range of $2.5 to $3.5 million in the fourth quarter for lease reserves and other closure related costs.

•
Tax Credits – We do not anticipate recognizing a benefit from FICA Tip and Work Opportunity Tax Credits generated during fiscal 2014.  The historical income tax benefit from these tax credits has been $2.2 to $2.4 million per quarter. As was the case in our third quarter, further taxable losses in fiscal 2014 would result in additional tax credit deferred tax valuation allowances above historical levels as credits previously utilized in prior years would become limited due to the carryback of fiscal 2014’s net operating loss to those years.

•	Capital Expenditures – Estimated to be $7 to $10 million in the fourth quarter and approximately $30 to $33 million for the year.
•	Excess Real Estate – In the fourth quarter, we expect to generate $2 to $4 million of cash proceeds from the disposition of excess real estate and $13 to $15 million for the year.

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April 9, 2014
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Non-GAAP Earnings Reconciliation
The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

Ruby Tuesday, Inc.
Reconciliation of Net Income from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	March 4,	March 5,	March 4,	March 5,
	2014	2013	2014	2013

Net (Loss)/Income from Continuing Operations	$ (7,393)	$ 4,716	$ (64,029)	$ 3,586
Executive Transition (net of tax) (1)	170	351	923	928
Intangible Impairment Costs (net of tax) (2)	767	-	767	-
Closure and Impairment (net of tax) (3)	1,556	908	6,788	2,064
Severance and Other Corporate Restructure Costs (net of tax)	416	306	3,800	306
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	1,167	-
Net (Loss)/Income from Continuing Operations Excluding Special Items	$ (4,484)	$ 6,281	$ (50,584)	$ 6,884

Diluted (Loss)/Earnings Per Share from Continuing Operations	$ (0.12)	$ 0.08	$ (1.06)	$ 0.06
Executive Transition (net of tax) (1)	0.00	0.01	0.02	0.02
Intangible Impairment Costs (net of tax) (2)	0.01	-	0.01	-
Closure and Impairment (net of tax) (3)	0.03	0.01	0.11	0.03
Severance and Other Corporate Restructure Costs (net of tax)	0.01	0.00	0.06	0.00
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	0.02	-
Diluted (Loss)/Earnings Per Share from Continuing Operations Excluding Special Items	$ (0.07)	$ 0.10	$ (0.84)	$ 0.11

(1) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions
(2) Q3 FY14 relates to the Lime Fresh trademark impairment
(3) Includes impairments, lease reserves, and other closing cost adjustments resulting from the Q2 FY14 pre-announced 30 Ruby Tuesday restaurant closures in Q3 & Q4 FY14, the 21 Q4 FY12 Ruby Tuesday closures, and the four Q3 & Q4 FY13 Lime Fresh closures as well as the Q4 FY13 Lime Fresh asset impairments

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April 9, 2014
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ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 755 Company-owned, operated, and/or franchised Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam, in addition to 28 Company-owned and/or franchised Lime Fresh brand restaurants in five states, the District of Columbia, and one foreign country.  As of March 4, 2014, we owned and operated 679 Ruby Tuesday restaurants and franchised 76 Ruby Tuesday restaurants, comprised of 31 domestic and 45 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised eight Lime Fresh restaurants, comprised of six domestic and two international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).
For more information, contact:
Michael Moore, EVP and Chief Financial Officer
Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

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April 9, 2014
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Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance, future capital expenditures, the effect of strategic initiatives (including cost-cutting initiatives), sales of our real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, restaurant growth (both Company-owned and franchised), payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; mall-traffic trends; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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April 9, 2014
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2014
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		39 Weeks		39 Weeks
	Ended		Ended		Ended		Ended
	March 4,	Percent	March 5,	Percent	March 4,	Percent	March 5,	Percent
	2014	of Revenue	2013	of Revenue	2014	of Revenue	2013	of Revenue

Revenue:
Restaurant sales and operating revenue	$ 293,964	99.5	$ 305,835	99.5	$ 856,775	99.5	$ 930,699	99.5
Franchise revenue	1,588	0.5	1,548	0.5	4,660	0.5	4,684	0.5
Total revenue	295,552	100.0	307,383	100.0	861,435	100.0	935,383	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	80,980	27.5	83,795	27.4	238,587	27.8	254,505	27.3
Payroll and related costs	101,351	34.5	105,364	34.5	301,601	35.2	313,287	33.7
Other restaurant operating costs	64,161	21.8	61,946	20.3	196,984	23.0	193,448	20.8
Depreciation	13,327	4.5	14,614	4.8	41,451	4.8	44,303	4.8
(as a percent of Total revenue)
Selling, general and administrative, net	33,340	11.3	30,276	9.8	107,386	12.5	111,823	12.0
Closures and impairments, net	3,771	1.3	2,096	0.7	25,947	3.0	5,074	0.5
Trademark impairments	855	0.3	-	0.0	855	0.1	-	0.0
Total operating costs and expenses	297,785		298,091		912,811		922,440

(Loss)/Earnings From Operations	(2,233)	(0.8)	9,292	3.0	(51,376)	(6.0)	12,943	1.4

Interest expense, net	5,967	2.0	6,591	2.1	19,340	2.2	20,146	2.2

Loss/(Gain) on extinguishment of debt	-	0.0	-	0.0	1,183	0.1	(155)	0.0

Pre-tax (loss)/income from continuing operations	(8,200)	(2.8)	2,701	0.9	(71,899)	(8.3)	(7,048)	(0.8)
Benefit for income taxes from continuing operations	(807)	(0.3)	(2,015)	(0.7)	(7,870)	(0.9)	(10,634)	(1.1)
Net (loss)/income from continuing operations	(7,393)	(2.5)	4,716	1.5	(64,029)	(7.4)	3,586	0.4

Income/(Loss) from discontinued operations, net of tax	86	0.0	(2,520)	(0.8)	97	0.0	(13,859)	(1.5)

Net (Loss)/Income	$ (7,307)	(2.5)	$ 2,196	0.7	$ (63,932)	(7.4)	$ (10,273)	(1.1)

Basic (Loss)/Income Per Share:
(Loss)/Income from continuing operations	$ (0.12)		$ 0.08		$ (1.06)		$ 0.06
Income/(Loss) from discontinued operations	-		(0.04)		-		(0.23)
Basic Net (Loss)/Income Per Share	$ (0.12)		$ 0.04		$ (1.06)		$ (0.17)

Diluted (Loss)/Income Per Share:
(Loss)/Income from continuing operations	$ (0.12)		$ 0.08		$ (1.06)		$ 0.06
Income/(Loss) from discontinued operations	-		(0.04)		-		(0.22)
Diluted Net (Loss)/Income Per Share	$ (0.12)		$ 0.04		$ (1.06)		$ (0.16)

Shares:
Basic	60,351		59,778		60,191		61,532
Diluted	60,351		60,312		60,191		61,986

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April 9, 2014
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2014
(Amounts in thousands)
(Unaudited)
	March 4,	June 4,
CONDENSED BALANCE SHEETS	2014	2013
Assets
Cash and Cash Equivalents	$44,474	$52,907
Receivables	5,044	4,834
Inventories	22,740	30,872
Income Tax Receivable	4,241	1,900
Deferred Income Taxes	4,297	7,296
Prepaid Rent and Other Expenses	13,501	14,180
Assets Held for Sale	6,635	9,175

Total Current Assets	100,932	121,164

Property and Equipment, Net	808,328	859,830
Other Assets	60,128	62,189

Total Assets	$969,388	$1,043,183

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$4,769	$8,487
Other Current Liabilities	117,337	97,145

Total Current Liabilities	122,106	105,632

Long-Term Debt, including Capital Leases	262,104	290,515
Deferred Income Taxes	2,443	5,753
Deferred Escalating Minimum Rents	48,738	46,892
Other Deferred Liabilities	72,785	77,556

Total Liabilities	508,176	526,348

Shareholders' Equity	461,212	516,835

Total Liabilities and
Shareholders' Equity	$969,388	$1,043,183